SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-8A
NOTIFICATION OF REGISTRATION FILED PURSUANT
TO SECTION 8 (A) OF THE INVESTMENT COMPANY ACT OF 1940
          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	TXF Funds, Inc.

Address of Principal Business Office:
TXF Funds, Inc.
One Leadership Square, Suite 200
Oklahoma City, OK 73102

Telephone Number:
(405) 235-5757

Name and address of agent for services of process:
Keith D. Geary
TXF Funds, Inc.
One Leadership Square, Suite 200
Oklahoma City, OK 73102

With copies of Notices and Communications to:
Jerry A. Warren
McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
211 N. Robinson
Oklahoma City, OK 73102
Check Appropriate Box:
          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes ☑           No ☐

SIGNATURE
          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the city of Oklahoma City and the state of Oklahoma on the 28th day of January, 2009.

TXF Funds, Inc.

By:	/s/ Keith D. Geary
Keith D. Geary, Director and Chief
Executive Officer

Attest:	/s/ Gary Pinkston
Gary Pinkston, Secretary

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